Exhibit 10.1

THIRD AMENDMENT TO AGREEMENT OF LEASE

THIS THIRD AMENDMENT TO AGREEMENT OF LEASE (this “Third Amendment”) is entered into as of this 10th day of October, 2011, by and between BMR-SPRING MILL DRIVE, LP, a Delaware limited partnership (“Landlord,” as successor-in-interest to Pennswood Spring Mill Associates (“Original Landlord”)), and USA TECHNOLOGIES, INC., a Pennsylvania corporation (“Tenant”).

RECITALS

A.                   WHEREAS, Original Landlord and Tenant entered into that certain Agreement of Lease dated as of February 2, 2004 (the “Original Lease”), as amended by that certain First Amendment to Agreement of Lease dated as of December 22, 2006, and that certain Second Amendment to Agreement of Lease dated as of December 28, 2010  (collectively, and as the same may have been otherwise amended, supplemented or modified from time to time,  the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 20 Spring Mill Drive in Malvern, Pennsylvania (the “Building”);

B.                   WHEREAS, Landlord and Tenant desire to extend the term of the Lease;

C.                   WHEREAS, Landlord desires to grant Tenant the option to further extend the term of the Lease; and

D.                   WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.                      Definitions.  For purposes of this Third Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.  The Lease, as amended by this Third Amendment, is referred to herein as the “Amended Lease.”

2.                      Extension of Lease.  The “Lease Termination Date” is hereby amended to mean December 31, 2012.  The period from January 1, 2012 (“Third Extension Term Commencement Date”), through the Lease Termination Date is referred to herein as the “Third Extension Term.”

3.                      Net Component of Base Rent.  Notwithstanding anything to the contrary, Tenant shall pay to Landlord, as the Net Component of Base Rent, Thirteen and 50/100 Dollars ($13.50) per rentable square foot of the Premises annually, commencing on the Third Extension Term Commencement Date.

4.                      Costs Component of Base Rent.  Notwithstanding anything in the Amended Lease to the contrary, the Costs Component of Base Rent shall be Sixty Thousand One Hundred Ninety-Six and 50/100 Dollars ($60,196.50) annually, commencing on the Third Extension Term Commencement Date.

Additional Rent Factor.  Notwithstanding anything in the Amended Lease to the contrary, the Original Additional Rent Factor shall be Four and 50/100 Dollars ($4.50), commencing on the Third Extension Term Commencement Date.

5.                      Condition of Premises.  Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Amended Lease to the contrary, agrees to take the same in its condition “as is” as of the Third Extension Term Commencement Date, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy for the Third Extension Term or to pay for any improvements to the Premises, except as may be expressly provided in the Amended Lease.

6.                      Option to Extend Term.  Tenant shall have the option (“Option”) to extend the Third Extension Term by twenty-four (24) months (“Option Term”) as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions.  Any extension of the Third Extension Term pursuant to the Option shall be on all the same terms and conditions as the Lease, except as follows:

(a)           Rent.  The Net Component of Base Rent during the Option Term shall be as follows:

Months	Per SF
1-12	$14.00
13-24	$14.50

The Costs Component of Base Rent and the Original Additional Rent Factor during the Option Term shall be determined upon mutual agreement of the parties; provided, however, that in no event shall the Costs Component of Base Rent and the Original Additional Rent Factor during the Option Term be less than those amounts set forth in above Sections 4 and 5, respectively.

(b)               The Option is not assignable separate and apart from the Amended Lease.

(c)               The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least six (6) months prior to the end of the expiration of the Third Extension Term.  Time shall be of the essence as to Tenant’s exercise of the Option.  Tenant assumes full responsibility for maintaining a record of the deadlines to exercise the Option.  Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Option after the date provided for in this Subsection.

(d)               Notwithstanding anything contained in this Section 7 to the contrary, Tenant shall not have the right to exercise the Option:

(i)                During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of the Amended Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

(ii)               At any time after any Event of Default as described in Section 9 of Exhibit A (as amended) to the Original Lease (provided, however, that, for purposes of this Subsection 7(d)(ii), Landlord shall not be required to provide Tenant with notice of such Event of Default) and continuing until Tenant cures any such Event of Default, if such Event of Default is susceptible to being cured; or

(iii)              In the event that Tenant has defaulted in the performance of its obligations under the Amended Lease two (2) or more times and a service or late charge has become payable under Section 4(c)(iii) of Exhibit A (as amended) to the Original Lease for each of such defaults during the twelve (12) month period immediately prior to the date that Tenant intends to exercise the Option, whether or not Tenant has cured such defaults.

(e)               The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 7(d).

(f)                All of Tenant’s rights under the provisions of the Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under the Amended Lease two (2) or more times and a service or late charge under Section 4(c)(iii) of Exhibit A (as amended) to the Original Lease has become payable for any such default, whether or not Tenant has cured such defaults.

7.                      Broker.   Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Third Amendment, other than Jones Lang LaSalle (“Broker”), and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it.  Broker is entitled to a leasing commission in connection with the making of this Third Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

8.                      No Default.  Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

9.                     Effect of Amendment.  Except as modified by this Third Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed.  The covenants, agreements, terms, provisions and conditions contained in this Third Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Amended Lease, their respective assigns.  In the event of any conflict between the terms contained in this Third Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.  From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Third Amendment.

10.                   Miscellaneous.  This Third Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Third Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.  All exhibits hereto are incorporated herein by reference.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

11.                   Counterparts.  This Third Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Third Amendment.

LANDLORD:

BMR-SPRING MILL DRIVE, LP,

a Delaware limited partnership

BY:	BMR-Spring Mill Drive GP LLC,

a Delaware limited liability company

By:	/s/ Kevin M. Simonsen

Name:	Kevin M. Simonsen

Title:	VP, Real Estate Counsel

TENANT:

USA TECHNOLOGIES, INC.,

a Pennsylvania corporation

By:	/s/ David M. DeMedio

Name:	David M. DeMedio
Title:	CFO

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